EXECUTION VERSION

SUPERVISION AND OPERATIONAL AGREEMENT

RUSSELL EXCHANGE TRADED FUNDS TRUST

SUPERVISION AND OPERATIONAL AGREEMENT made this 10th day of May 2011 (the “Agreement”), between Russell Exchange Traded Funds Trust (“Trust”), a Delaware statutory trust, and Russell Investment Management Company, a Washington corporation (“RIMCo”).

WHEREAS, the Trust is registered with the Securities and Exchange Commission (“SEC”) as an open-end management investment company under the Investment Company Act of 1940, as amended (“1940 Act”), whose shares of beneficial interest (“Shares”) are registered under the Securities Act of 1933, as amended and are listed or will be listed on NYSE Arca platform for exchange traded funds (“ETF”); and

WHEREAS, the Trust is authorized to issue Shares in separate ETF series, as specified in Exhibit A hereto (as amended from time to time), with each such ETF series (“Fund”) representing interests in a separate portfolio of securities and other assets; and

WHEREAS, pursuant to a Management Agreement dated February 23, 2011, between the Trust and RIMCo (“Management Agreement”), the Trust has retained RIMCo to provide investment advisory services with respect to each Fund specified in Exhibit A to the Management Agreement in the manner and on the terms set forth therein; and

WHEREAS, the Trust desires to retain RIMCo to provide and/or procure supervisory, operational and other services reasonably necessary to each Fund and its shareholders, and

WHEREAS, RIMCo is willing to provide and/or procure supervisory, operational and other services reasonably necessary to each Fund and its shareholders in the manner and on the terms hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties agree as follows:

1. Appointment. The Trust hereby appoints RIMCo to provide or procure the supervisory, operational and other services reasonably necessary for each Fund for the period and on the terms set forth in this Agreement, as supplemented from time to time. RIMCo accepts such appointment and agrees during such period to render or procure the services herein set forth for the compensation herein provided.

In the event the Trust establishes and designates additional ETF series with respect to which it desires to retain RIMCo to render or procure supervisory, operational and other services reasonably necessary for each Fund, it shall notify RIMCo in writing. If RIMCo is willing to render or procure such services it shall notify the Trust in writing, whereupon the portfolio represented by such additional ETF series shall become a Fund hereunder.

2. Duties. Subject to the general supervision of the Board of Trustees of the Trust, RIMCo shall provide or cause to be furnished all supervisory, operational and other services reasonably necessary for the operation of the Funds. The Management Agreement will be separately considered and approved by the Board of Trustees of the Trust in accordance with all applicable requirements of the 1940 Act and the rules thereunder.

(a) Supervisory and Operational Services. These services shall include the following:

(i) RIMCo, or its designee, shall supervise and coordinate matters relating to the operation of each Fund, including any necessary coordination among the investment adviser, custodian, transfer agent, administrator, distributor, dividend disbursing agent, securities lending agent, recordkeeping agent, valuation or pricing agents, accountants, attorneys, securities exchanges, self-regulatory organizations and other parties performing services or operational functions for each Fund. In connection with the supervision of the pricing and valuation of each Fund, RIMCo, or its designee, shall establish or cause to be established such systems and procedures as are necessary to carry out this function.

(ii) RIMCo, or its designee, shall prepare, cause to be prepared or supervise the preparation by third parties of all federal, state, local, and foreign tax returns and reports of each Fund required by applicable law.

(iii) RIMCo, or its designee, shall prepare, file, and arrange for, or cause to be prepared, filed and arranged for, the distribution of proxy materials and periodic reports to shareholders of each Fund, as required by applicable law or regulation.

(iv) RIMCo, or its designee, shall prepare and arrange for, or cause to be prepared and arranged for, the filing of such registration statements and other documents with the SEC and other federal and state or other regulatory authorities, securities exchanges and self-regulatory organizations as may be required to register the Shares of each Fund and qualify the Trust to do business or as otherwise required by applicable law or regulation. RIMCo, or its designee, shall cause to be listed, and maintain the listing of, the Shares of each Fund on a national securities exchange as defined in Section 2(a)(26) of the 1940 Act (“Stock Exchange”). RIMCo, or its designee, shall maintain registration of the Shares of each Fund in such other jurisdictions as it deems necessary and appropriate. RIMCo, or its designee, shall maintain a review and certification program and internal controls and procedures in accordance with relevant provisions of the Sarbanes Oxley Act of 2002 as applicable to registered investment companies. RIMCo, or its designee, shall maintain systems necessary to provide or procure required disclosure in each Fund’s registration statement, shareholder reports, proxy statements and similar regulatory documents, and each Fund’s proxy voting information.

(v) RIMCo, or its designee, shall take such other action with respect to the Funds as may be required by applicable law, including without limitation the rules and regulations of the SEC, the Commodity Futures Trading Commission, rules and regulations of the Stock Exchange and applicable self-regulated organizations (“SROs”), state securities commissions and other governmental and regulatory agencies. Such actions shall include, but are not limited to: establishment and maintenance of a compliance program in accordance with Rule 38a-1 under the 1940 Act, support of the Trust’s Chief Compliance Officer, and systems and procedures necessary to effectuate the compliance program.

(vi) RIMCo, or its designee, shall provide each Fund operational services for shareholders of the Funds, including, but not limited to: the maintenance of a shareholder call center; shareholder transaction processing; the provision of certain statistical information and performance of the Funds; a web servicing platform and internet website; access by RIMCo’s personnel to databases to assist with shareholder inquiries and reports; maintenance of privacy protection systems and procedures; oversight of anti-money laundering monitoring systems and procedures; anti-market timing monitoring systems and procedures, including implementation of shareholder information agreements under Rule 22c-2 under the 1940 Act and associated monitoring systems and procedures; daily performance of compliance tests; participation in periodic updating of Fund Registration Statements; assistance with preparation, filing, printing and dissemination of periodic reports; assistance with calculation of each Fund’s income and capital gains available for distribution; support for the preparation of federal, state and local income tax returns for each Fund; assistance with preparation of quarterly unaudited financial statements; establishment of appropriate expense accruals; and provision of sub-certificates in connection with the certification requirements of the Sarbanes-Oxley Act of 2002.

(b) Other Services. RIMCo shall also procure on behalf of the Trust and the Funds, and at the expense of RIMCo, the following persons to provide services to the Funds:

(i) an administrator for the Funds to provide administrative services, some of which are described above;

(ii) a custodian or custodians for the Funds to provide for the safekeeping of the Funds’ assets;

(iii) a recordkeeping agent to maintain the portfolio accounting records for the Funds;

(iv) a transfer agent for the Funds;

(v) a securities lending agent for the Funds to the extent the Funds determine to participate in a securities lending arrangement;

(vi) a dividend disbursing agent for the Funds;

(vii) an index provider and calculation agent for the Funds, if applicable; and

(viii) other services that may be necessary or appropriate.

(c) Personnel. RIMCo shall also make its officers and employees available to the Board of Trustees and officers of the Trust for consultation and discussions regarding the administration of each Fund and services provided to each Fund under this Agreement.

(d) Standards; Reports. In performing these services, RIMCo:

(i) shall conform with the 1940 Act and all rules and regulations thereunder, with all other applicable federal, state and foreign laws and regulations, with applicable rules and regulations of the Stock Exchange and SROs, with any applicable procedures adopted by the Trust’s Board of Trustees, with any applicable exemptive relief, and with the provisions of the Trust’s Registration Statement filed on Form N-1A as supplemented or amended from time to time;

(ii) will make available to the Trust, promptly upon request, any of the books and records of any Fund that are maintained under this Agreement, and will furnish to regulatory authorities having the requisite authority any such books and records and any information or reports in connection with RIMCo’s services under this Agreement that may be requested in order to ascertain whether the operations of the Trust are being conducted in a manner consistent with applicable laws and regulations.

(iii) will furnish the Trust’s Board of Trustees with respect to each of the Funds such periodic and special reports as the Trustees may reasonably request.

3. Documentation. The Trust has delivered copies of each of the following documents to RIMCo and will deliver to it all future amendments and supplements thereto, if any:

(a) the Trust’s Registration Statement as filed with the SEC and any amendments thereto;

(b) exhibits, powers of attorney, certificates and any and all other documents relating to or filed in connection with the Registration Statement described above; and

(c) any other reasonably required documentation.

4. Independent Contractor. RIMCo shall for all purposes herein be deemed to be an independent contractor but shall be subject to the oversight of the Board of Trustees and shall, unless otherwise expressly provided herein or authorized by the Board of Trustees of the Trust from time to time, have no authority to act for or represent the Trust in any way or otherwise be deemed its agent pursuant to this Agreement.

5. Non-Exclusivity. It is understood that the services of RIMCo hereunder are not exclusive, and RIMCo shall be free to render similar services to other investment companies and other clients.

6. Expenses.

(a) During the term of this Agreement, RIMCo will pay all expenses incurred by it in connection with its obligations under this Agreement, except such expenses as are expressly assumed by any Fund under this Agreement. RIMCo assumes and shall pay for maintaining its staff and personnel and shall, at its own expense provide the equipment, office space, office supplies and facilities necessary to perform its obligations under this Agreement, including, but not limited to, communications facilities, computer systems and applications, internet access, and a web servicing platform and internet website. In addition, RIMCo shall bear the following expenses under this Agreement:

(i) Expenses of all audits by Trust’s independent public accountants;

(ii) Expenses of the Trust’s administrator, transfer agent, registrar, dividend disbursing agent, securities lending agent (except for the income split with a participating Fund), and shareholder recordkeeping services;

(iii) Expenses of the Trust’s custodial services, including any recordkeeping services provided by the custodian;

(iv) Expenses of obtaining quotations for calculating the value of each Fund’s net assets;

(v) Expenses of maintaining each Fund’s tax records;

(vi) Costs and/or fees, including legal fees (except those of Independent Trustee counsel), incident to meetings of the Trust’s shareholders, the preparation, printing and distribution of Fund prospectuses, notices and proxy statements and reports of the Trust to its shareholders, the filing of reports with regulatory bodies, the maintenance of the Trust’s existence and qualification to do business, and the expenses of issuing, redeeming, registering and qualifying for sale, Shares with federal and state securities authorities;

(vii) The Trust’s ordinary legal fees, including the legal fees that arise in the ordinary course of business for a Delaware statutory trust registered as an open-end management investment company or fees that arise in the ordinary course of business in connection with listing Shares of any Fund on a securities exchange;

(viii) Costs of printing certificates (if any) representing Shares of the Trust;

(ix) The Trust’s pro rata portion of the fidelity bond required by Section 17(g) of the 1940 Act, or other insurance premiums;

(x) Association membership dues;

(xi) Expenses associated with retaining an Index Provider and Calculation Agent including, but not limited to, any index licensing fees;

(xii) Organizational and offering expenses of the Trust and each Fund; and

(xiii) Costs of obtaining and maintaining any Directors and Officers/Errors and Omissions insurance coverage.

(b) The Trust shall bear the following expenses:

(i) Taxes and governmental fees, if any, levied against the Trust or any of its Funds;

(ii) Brokerage fees, commissions and other portfolio transaction expenses incurred for any of the Funds;

(iii) Costs, including the interest expenses, of borrowing money;

(iv) Extraordinary expenses, including extraordinary legal expenses, as may arise including expenses incurred in connection with litigation, proceedings, other claims and the legal obligations of the Trust to indemnify its trustees, officers, employees, shareholders, distributors, and agents with respect thereto;

(v) Salaries and other compensation or expenses, including travel expenses, of any of the Trust’s executive officers and employees (if any) and Trustees who are not officers, members, partners or employees of RIMCo or any of its subsidiaries or affiliates; and

(vi) Fees and expenses, including travel expenses, of legal counsel retained for the benefit of the Trustees, who are not officers, employees, partners, shareholders or members of RIMCo or any of its subsidiaries or affiliates

7. Liability. RIMCo shall give the Trust the benefit of RIMCo’s best efforts in rendering services under this Agreement. RIMCo may rely on information reasonably believed by it to be accurate and reliable. The Trust agrees that neither RIMCo nor its members, officers, partners, employees or affiliates shall be subject to any liability for, or any damages, expenses or losses incurred in connection with, any act or omission or mistake in judgment connected with or arising out of any services rendered under this Agreement, except by reason of willful misfeasance, bad faith, or gross negligence in performance of RIMCo’s duties, or by reason of reckless disregard of RIMCo’s obligations and duties under this Agreement. This provision shall govern only the liability to the Trust of RIMCo and that of its members, officers, partners, employees and affiliates and shall in no way govern the liability to the Trust or RIMCo or provide a defense for any other person including persons that provide services for the Funds as described in Section 2(b)) of this Agreement.

8. Term and Continuation. This Agreement shall take effect as of the date indicated above, and shall remain in effect, unless sooner terminated as provided herein, for two years from such date, and shall continue thereafter on an annual basis with respect to each Fund provided that such continuance is specifically approved at least annually: (a) by the vote of a majority of the Board of Trustees of the Trust, and (b) by the vote of a majority of the Board of Trustees of the Trust who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of the Trust or RIMCo, and who have no direct or indirect financial interest in the operation of this agreement, cast in person at a meeting called for the purpose of voting on such approval. Failure to renew this Agreement and/or its termination by shareholder vote, assignment, or otherwise, shall not preclude the Board of Trustees from approving a substitute agreement in the manner provided under applicable law.

This Agreement may be terminated:

(i) by the Trust at any time with respect to the services provided by RIMCo, without the payment of any penalty, by vote of a majority of the entire Board of Trustees of the Trust or by a vote of a majority of the outstanding voting shares of the Trust or, with respect to a particular Fund, by vote of a majority of the outstanding voting shares of such Fund;

(ii) at the expiration of the two-year period commencing on the date of this Agreement, by RIMCo at any time, without the payment of any penalty, upon sixty (60) days’ written notice to the Trust.

9. Use of Name. It is understood that the names “Russell Investment Management Company” or “Russell” or any derivative thereof or logo associated with those names are the valuable property of Frank Russell Company and its affiliates, and that the right of the Trust and/or the Funds to use such names (or derivatives or logos) shall be governed by the Management Agreement.

10. Notices.

Notices of any kind to be given to RIMCo by the Trust shall be in writing and shall be duly given if mailed or delivered to RIMCo at:

1301 Second Avenue

Seattle, Washington 98101

Attn:

or to such other address or to such individual as shall be specified by RIMCo.

Notices of any kind to be given to the Trust by RIMCo shall be in writing and shall be duly given if mailed or delivered to the Trust at:

1301 Second Avenue

Seattle, Washington 98101

Attn:

or to such other address or to such individual as shall be specified by the Trust.

11. Limitation of Liability. The Agreement and Declaration of Trust, dated July 29, 2009, as amended April 15, 2011 and as further amended from time to time, establishing the Trust, which is hereby referred to and a copy of which is on file with the Secretary of the State of Delaware, provides that the name Russell Exchange Traded Funds Trust means the Trustees from time to time serving (as Trustees but not personally) under said Agreement and Declaration of Trust. It is expressly acknowledged and agreed that neither the Trust nor the Trustees, nor any officer, employee or agent of the Trust shall have any power to bind personally any Shareholder, or to call upon any Shareholder for the payment of any sum of money or assessment whatsoever other than such as the Shareholder may at any time agree to pay the obligations of the Trust hereunder shall not be binding upon any of the Shareholders, Trustees, officers, employees, or agents of the Trust, personally, but shall bind only the trust property of the Trust, as provided in its Agreement and Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by the President of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in its Agreement and Declaration of Trust. All obligations of the Trust under this Agreement shall apply only on a Fund-by-Fund basis, and the assets of one Fund shall not be liable for the obligations of another Fund.

12. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13. Miscellaneous.

(a) The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be construed in accordance with applicable federal law and the laws of the State of Washington and shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. Anything herein to the contrary notwithstanding, this Agreement shall not be construed to require, or to impose any duty upon, either of the parties to do anything in violation of any applicable laws or regulations. Any provision in this Agreement requiring compliance with any statute or regulation shall mean such statute or regulation as amended and in effect from time to time.

(b) This Agreement may not be assigned without the consent of the other party.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

RUSSELL EXCHANGE TRADED FUNDS TRUST

By:	/s/ James G. Polisson
Title:	President and Chief Executive Officer

RUSSELL INVESTMENT MANAGEMENT COMPANY

By:	/s/ Peter Gunning
Title:	President and Chief Executive Officer

Exhibit A

Russell Equity ETF

Russell Global Opportunity ETF

Russell Bond ETF

Russell Inflation ETF

Russell Aggressive Growth ETF

Russell Consistent Growth ETF

Russell Growth at a Reasonable Price ETF

Russell Contrarian ETF

Russell Equity Income ETF

Russell Low P/E ETF

Russell Small & Mid Cap Defensive Value ETF

Russell Small Cap Defensive Value ETF

Russell 1000 Low Beta ETF

Russell 1000 High Beta ETF

Russell 1000 Low Volatility ETF

Russell 1000 High Volatility ETF

Russell 1000 High Momentum ETF

Russell 2000 Low Beta ETF

Russell 2000 High Beta ETF

Russell 2000 Low Volatility ETF

Russell 2000 High Volatility ETF

Russell 2000 High Momentum ETF

Russell One World Large Cap ETF

Russell One World Large Cap Growth ETF

Russell One World Large Cap Value ETF

Russell One World Small Cap ETF

Russell One World Small Cap Growth ETF

Russell One World Small Cap Value ETF

Russell One World All Cap ETF

Russell One World All Cap Growth ETF

Russell One World All Cap Value ETF

Russell One World ex-U.S. Large Cap ETF

Russell One World ex-U.S. Large Cap Growth ETF

Russell One World ex-U.S. Large Cap Value ETF

Russell One World ex-U.S. Small Cap ETF

Russell One World ex-U.S. Small Cap Growth ETF

Russell One World ex-U.S. Small Cap Value ETF

Russell One World ex-U.S. All Cap ETF

Russell One World ex-U.S. All Cap Growth ETF

Russell One World ex-U.S. All Cap Value ETF

Russell Developed ex-U.S. Large Cap ETF

Russell Emerging Markets Large Cap ETF